UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2013

Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

914 N Jefferson Street	72764
Springdale, Arkansas	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (479) 756-7400

Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 8, 2013, Advanced Environmental Recycling Technologies, Inc. (AERT or Company) announced that Timothy D. Morrison, AERT’s President, will assume the role of Chief Executive Officer, replacing Joe G. Brooks. This move is consistent with the strategy in place when Mr. Morrison was recruited as President of AERT in March 2008.

Mr. Brooks will continue to serve as Chairman of the Board of Directors and will focus his efforts on ensuring the success of AERT’s initiatives related to sales of recycled plastic resins produced at the Company’s Watts, Oklahoma facility.

AERT is also pleased to announce two new additions to its senior management team:  Randy Gottlieb and Richard Shields.

Randy Gottlieb will join the company as President and assume corporate-wide responsibilities over distribution and several operational areas while also contributing substantially to the Company’s service of several key customer relationships. The Company and Mr. Gottlieb agreed to a compensation package providing for an annual salary of $210,000. Mr. Gottlieb is eligible to receive an annual bonus of up to 50% of his salary based on the Company achieving certain financial and operating goals as determined by the Board of Directors. Mr. Gottlieb is eligible to participate in the Company’s standard benefits programs subject to a 90-day waiting period. Mr. Gottlieb is coming to AERT from Oldcastle, where he most recently served as its Vice President of Sales & Marketing.

Richard Shields has joined the company as Vice President of Operations. Mr. Shields brings over 23 years of manufacturing and extrusion experience in the building products industry to AERT, including experience with Owens Corning, GAF, and Milgard.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
By:	/s/ Tim Morrison
Tim Morrison
Chief Executive Officer (principal executive officer)

Date: August 12, 2013